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XL Group Ltd Announces Appointment of James E. Nevels to Board Of Directors

Hamilton, Bermuda Oct 26, 2017 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today announced that James E. Nevels has joined the Company’s Board of Directors.

Mr. Nevels has extensive financial services and board experience, including as Chairman of The Swarthmore Group, an investment advisor firm he founded in 1991, and as Chairman (2009-2015) and Lead Independent Director (2015-2017) of The Hershey Company. He also served in senior roles at Prudential-Bache Securities and Smith Barney, Harris Upham & Co.

Mr. Nevels currently serves on the Boards of First Data and Alcoa Corporation, and as Lead Independent Director of WestRock. In addition, Mr. Nevels is currently a member of the Board of Trustees of PGA REACH, member of the Board of Trustees of Trout Unlimited and member of the Council on Foreign Relations. Previously he served on the board of several organizations, including The Hershey Company, The Hershey Trust Company, the Milton Hershey School, the Federal Reserve Bank of Philadelphia, the Marine Corps Heritage Foundation, and MMG Insurance Company, among others. Mr. Nevels is a cum laude and Phi Beta Kappa graduate of Bucknell University, he also earned an MBA from the Wharton School of the University of Pennsylvania and a J.D. degree from the University of Pennsylvania Law School.

Commenting on the appointment, XL’s Chairman, Eugene McQuade, said: “We are delighted to welcome Jim to XL’s Board of Directors. His exceptional knowledge of the investment industry and deep business and governance experience will be of tremendous benefit to the Company. We look forward to working with Jim and our talented teams to build on our strong market position and in realizing our future potential.”

About XL Group Ltd
XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world.  Clients look to XL Catlin for answers to their most complex risks and to help move their world forward.  To learn more, visit www.xlgroup.com.